Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 Registration Statement on Form S-3 (File No. 333-168464) of Teleflex Incorporated of our report dated February 24, 2011, except with respect to Note 17 and the first and second paragraphs of the Discontinued Operations section described in Note 18 to the consolidated financial statements, as to which the date is June 1, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Teleflex Incorporated’s Current Report on Form 8-K dated June 1, 2011. We also consent to the reference to us under the heading “Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 1, 2011